Exhibit 99.1

AT THE COMPANY

AT FRB|Weber Shandwick

John Wille — Vice President & CFO	Alison Ziegler - General Information
201-337-9000	212-445-8432

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS THIRD QUARTER RESULTS

Company Board of Directors Explores Various Strategic Alternatives

Oakland, N.J. — November 5, 2003 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its third quarter ended September 30, 2003.  Consolidated net sales for the third quarter of 2003 decreased 8.2% to $87.8 million compared to the third quarter of the prior year.  The decrease was primarily attributable to a decline in the Company’s core segment, offset, in part, by the sales generated by Sassy, Inc., whose results of operations are included since its acquisition on July 26, 2002.  Net sales in the Company’s core business segment declined 12.0% to $73.7 million compared to $83.8 million in the year ago period.  Net sales in the Company’s non-core business segment increased 18.3% to $14.2 million compared to $12.0 million in the year ago period as a result of increased sales from Sassy.  Net sales in the Company’s core segment benefited from foreign exchange rates by approximately $2.7 million in the quarter as compared to last year.

Consolidated net income for the third quarter of 2003 was $11.6 million, or $0.56 per diluted share, compared to $17.6 million, or $0.86 per diluted share, in the third quarter of 2002, a decrease of 34.9% per diluted share.  The decrease was principally due to the decline in net income of the Company’s core business segment due to lower sales, increased selling, general and administrative expenses and lower investment income, offset, in part, by a lower effective tax rate and the positive contribution of Sassy.

Consolidated selling, general and administrative expense increased by 4.2% to $32.2 million in the third quarter compared to $30.9 million in the prior year period.  The increase in selling, general and administrative expense was primarily the result of a $1.3 million restructuring charge referred to below, higher system-related spending and the addition of Sassy offset, in part, by lower spending in the Company’s core business.

For the nine months ended September 30, 2003, consolidated net sales increased 1.3% to $242.6 million.  Consolidated net income for the nine months of 2003 was $25.8 million, or $1.25 per diluted share, compared to $34.3 million, or $1.67 per diluted share, in the year ago period, a decrease of 25.1% per diluted share.  Selling, general and administrative expense increased 8.3% to $98.0 million compared to $90.5 million last year.  Excluding the year over year impact of Sassy, selling, general and administrative expense increased by $1.9 million due primarily to the restructuring charge and higher system-related spending.

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Russ Berrie and Company, Inc.

Angelica Berrie, Chief Executive Officer, commented, “During the third quarter our results continued to be impacted by the very difficult retail environment.  As a result, we took several actions to reduce overhead to appropriately support our current business levels, resulting in the restructuring charge of $1.3 million in the quarter.  We continue to move ahead with initiatives that, over the long term, we expect will better position the Company to serve its customers and we will continue to look for additional cost reduction opportunities.  Savings from these actions and additional restructuring that has occurred in the fourth quarter are estimated to be approximately $4.0 million annually.”

Ms. Berrie concluded, “We believe we are taking the right steps to position the Company for the long term and realize value for our shareholders.  The retail environment continues to be challenging.  While we still expect consolidated net sales to be flat to up slightly for all of 2003, we are currently targeting diluted earnings per share in the $1.85 range.  While we are clearly not satisfied with this current level of performance, we remain optimistic about the long-term potential of the Company.”

Russ Berrie and Company will hold a conference call on Thursday, November 6, 2003 at 10:00 AM ET to discuss its financial results and continuing business plans.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.com.  A replay of the call will also be available on this website.

The Company also announced that its Board of Directors is exploring various strategic alternatives that may be available to the Company and has engaged Bear Stearns to act as its financial advisor in this connection.  At this time, there can be no assurance as to when or if these preliminary efforts will lead to a transaction.  The Company’s financial advisor believes that it is unlikely that any transaction in the foreseeable future would value the Company significantly in excess of its current market capitalization.

Russ Berrie and Company, Inc. and its wholly-owned subsidiaries design, develop and distribute approximately 8,000 gift, home decor, infant and juvenile products to retailers worldwide.  These products include teddy bears and other stuffed animals, baby gifts, soft baby toys, bibs, mobiles and developmental toys.  Also in the Company’s product line are picture frames, candles, figurines, home decor gifts, home fragrance products and a wide variety of seasonal and everyday gifts.

Note:  This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, issues related to the Company’s new business ventures, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the current and future outlook of the global retail market, and other factors.

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RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Net sales	$87,848	$95,740	$242,566	$239,384
Cost of sales	41,228	41,893	112,618	106,651
Gross profit	46,620	53,847	129,948	132,733
Selling, general and administrative expenses	32,217	30,931	98,032	90,525
Investment and other income — net	1,131	1,216	4,403	5,775
Income before taxes	15,534	24,132	36,319	47,983
Provision for income taxes	3,939	6,533	10,567	13,675
Net income	$11,595	$17,599	$25,752	$34,308
Net income per share
Basic	$0.56	$0.86	$1.25	$1.68
Diluted	$0.56	$0.86	$1.25	$1.67
Weighted average shares
Basic	20,628,000	20,452,000	20,581,000	20,401,000
Diluted	20,732,000	20,555,000	20,681,000	20,525,000

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RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,	September 30,
	2003	2002	2002

Cash, cash equiv., marketable securities and other investment	$223,953	$225,751	$206,079
Accounts receivable — net	84,778	73,938	92,020
Inventories — net	49,316	44,749	42,226
Other current assets	11,308	11,444	11,719
Property, plant and equipment and other assets	77,721	74,570	72,175
Total assets	$447,076	$430,452	$424,219

Current liabilities	$41,123	$41,561	$42,594
Shareholders’ equity	405,953	388,891	381,625
Total liabilities and shareholders’ equity	$447,076	$430,452	$424,219

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